Exhibit 99.1

ASX/Media RELEASE	30 April 2008

pSivida Quarterly Cash Flow – March 31, 2008

Commentary and Highlights

- Reincorporation Plan Announced

- Medidur Collaboration Agreement Amended

- BrachySil Pancreatic Cancer Phase IIa Results

- Pfizer R&D Quarterly Payments Commence

Boston, MA. and Perth, Australia – pSivida Limited (ASX: PSD, NASDAQ: PSDV, FSE: PSI) announced the filing of its Quarterly Cash Flow Statement for the quarter ended March 31, 2008 with the ASX.

Cash Flow

The cash balance at March 31, 2008 was A$19.8m (US$18.2m), an increase of A$8.6m (US$8.4m) from the balance at December 31, 2007. During the quarter, net cash provided by operating activities was A$9.4m (US$8.5m) compared to net cash used in operating activities of A$7.2m (US$6.4m) in the previous quarter. Gross cash inflows from customers in the current quarter of A$14.4m (US$13.0m) consisted of approximately A$13.3m (US$12.0m) received as part of the amended collaboration agreement with Alimera Sciences, A$553k (US$500k) of research and development funding from Pfizer and A$553k (US$500k) received from Intrinsiq Materials Cayman Limited (Intrinsiq) in connection with the January 2008 license of nutraceutical and food science applications of BioSilicon and sale of certain related assets. This compared to gross cash inflows from customers of A$48k (US$43k) in the previous quarter. Cash outflows from operating activities were approximately A$5.1m (US$4.6m) for the current quarter compared to A$7.2m (US$6.4m) for the previous quarter. Primarily as a result of the amended Alimera agreement, payments of Medidur development costs decreased by approximately A$2.0m (US$1.8m) compared to the previous quarter.

Retisert®

Subsequent to March 31, 2008, Bausch and Lomb will retain the next US$3.3m (A$3.6m) of Retisert® royalties otherwise payable to pSivida in accordance with an advance royalty agreement the Company entered into in June 2005. Royalties otherwise payable to pSivida for the quarter ended March 31, 2008 were US$371k (A$410k), which represents a 31% decrease from US$541k (A$608k) for the quarter ended December 31, 2007 and a 20% decrease from US$461k (A$587k) for the quarter ended March 31, 2007. Retisert® is the only FDA-approved treatment for posterior uveitis, a chronic eye disease.

Proposed reincorporation in the US

In April, the Company announced its proposal to reincorporate in the United States in mid-2008, subject to Australian Federal Court and shareholder approvals. The reincorporation is designed to make the Company a more attractive investment for shareholders by increasing the potential scope and depth of the Company’s shareholder base and liquidity while maintaining strong ties with the Australian investor base. After the reincorporation, the Company will maintain listings on the ASX, NASDAQ and the Frankfurt Stock Exchange. The Company’s current business, operations, directors and management will not change as a result of the reincorporation.

Medidur™ FA Collaboration Agreement Amendment

In March, the Company announced that Alimera Sciences and the Company amended their license and collaboration agreement relating to Medidur™ FA, the Phase III investigative treatment for diabetic macular edema (DME), and other Medidur products. Alimera increased its equity in the future profits of Medidur FA from 50 to 80 percent in exchange for consideration of up to approximately US$78m to pSivida.

DSMB again supports continuation of pivotal Phase III study of Medidur for DME

In March, the Company announced that an independent Data Safety Monitoring Board (DSMB), after completing its review of available safety and efficacy data, recommended that the pivotal Phase III clinical trials known as the FAME™ Study continue under the current protocol, without change. The trial is studying the use of Medidur FA™ for the treatment of DME.

BrachySil™ for Pancreatic Cancer Study Results

In January, the Company announced that the results of the Phase IIa clinical trial of BrachySilTM for the treatment of advanced, inoperable pancreatic cancer were presented at the American Society of Clinical Oncolgy-GI (ASCO-GI). Seventeen patients were treated with BrachySil (32P—radioactive Phospherous combined with BioSilicon®) directly into the tumor in combination with standard chemotherapy at two major oncology hospitals in the UK and one in Singapore. The trial, designed as a safety study, showed that BrachySilTM was easily administered and well tolerated, with no clinically significant adverse events related to BrachySil. Data also showed disease control in 82% of patients treated with BrachySilTM and an overall median survival time of 309 days. A Phase IIb dose ranging study is expected to commence shortly.

Pancreatic cancer is the 4th highest cause of death by cancer in the US. Median survival for people with inoperable primary pancreatic cancer or metastatic disease (over 80% of pancreatic cancer patients) following diagnosis is typically less than 6 months using standard chemotherapy.

First R&D payments received from Pfizer

In February, the Company announced that it received US$500k as the first quarterly research and development payment from Pfizer under the terms of the exclusive worldwide Collaborative Research and License Agreement signed in April 2007 for pSivida’s controlled drug delivery technologies in ophthalmic applications. Under the terms of that agreement, pSivida will receive up to US$153.5m in development and sales related milestones. Pfizer has invested US$11.5m in pSivida and is the Company’s largest shareholder, holding approximately 10% of all outstanding shares. A second quarterly payment was received in April.

pSiNutria business sold to Intrinsiq

In January, the Company announced that it licensed nutraceutical and food science applications of BioSilicon, and sold certain related assets of pSiNutria Limited, a wholly owned subsidiary of pSivida, to Intrinsiq. pSiNutria was established to develop applications of the Company’s BioSiliconTM technology for the food industry and this license and related sale of certain assets continues to sharpen the Company’s focus on its core business – therapeutic delivery.

-ENDS-

    Released by:

pSivida Limited Brian Leedman Vice President, Investor Relations pSivida Limited Tel: + 61 8 9227 8327 bleedman@psivida.com	US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1123 bjedynak@janispr.com	European Public Relations Eva Reuter Accent Marketing Limited Tel: +49 (254) 393 0740 e.reuter@dr-reuter.eu

NOTES TO EDITORS:

pSivida is a global drug delivery company committed to the biomedical sector and the development of drug delivery products. Retisert® is FDA approved for the treatment of uveitis. Vitrasert® is FDA approved for the treatment of AIDS-related CMV Retinitis. Bausch & Lomb owns the trademarks Vitrasert® and Retisert®. pSivida has licensed the technologies underlying both of these products to Bausch & Lomb. The technology underlying Medidur™ for diabetic macular edema is licensed to Alimera Sciences and is in Phase III clinical trials. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. for other ophthalmic applications of the Medidur™ technology (excluding FA).

pSivida owns the rights to develop and commercialize a modified form of silicon (porosified or nano-structured silicon) known as BioSilicon™, which has applications in drug delivery, wound healing, orthopedics, and tissue engineering. The most advanced BioSilicon™ product, BrachySil™, delivers a therapeutic, P32 directly to solid tumors and is presently in Phase II clinical trials for the treatment of pancreatic cancer.

pSivida’s intellectual property portfolio consists of 64 patent families, 113 granted patents, including patents accepted for issuance, and over 280 patent applications. pSivida conducts its operations from Boston in the United States, Malvern in the United Kingdom and Perth in Australia.

pSivida is listed on NASDAQ (PSDV), the Australian Stock Exchange (PSD) and on the Frankfurt Stock Exchange (PSI). pSivida is a founding member of the NASDAQ Health Care Index and the Merrill Lynch Nanotechnology Index.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: achievement of milestones and other contingent contractual payment events; failure to prove efficacy for BrachySil; inability to raise capital; continued losses and lack of profitability; inability to develop or obtain regulatory approval for new products; inability to protect intellectual property or infringement of others’ intellectual property; inability to obtain partners to develop and market products; termination of license agreements; competition; inability to pay any registration penalties; costs of international business operations; manufacturing problems; insufficient third-party reimbursement for products; failure to retain key personnel; product liability; inability to manage change; failure to comply with laws; failure to achieve and maintain effective internal control over financial reporting; amortization or impairment of intangibles; issues relating to Australian incorporation; potential delisting from ASX or NASDAQ; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; potential restrictions from capital raises; possible influence by Pfizer; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.